Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

As independent registered public accountants, we hereby consent to the incorporation by reference in the Registration Statement No. 333-151776 on the “Post-Effective Amendment No. 1 To Form S-8” and Registration Statement No. 333-157933 on “Form S-8” of SeraCare Life Sciences, Inc., relating to the financial statements of SeraCare Life Sciences, Inc. as of September 30, 2010 and for the years ended September 30, 2010 and 2009 (and to all references of our Firm) included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2011. It should be noted that we have not audited any financial statements of the Company subsequent to September 30, 2010, or performed any audit procedures subsequent to December 1, 2010, the date of our report.

/s/ Mayer Hoffman McCann P.C.
Plymouth Meeting, Pennsylvania
November 21, 2011